Exhibit 12(b)


                                    TXU CORP.
         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF
           EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS
              FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2001 AND 2000

                                                                      SIX MONTHS ENDED
                                                                          JUNE 30,
                                                                   ---------------------
                                                                       2001      2000
                                                                    MILLIONS OF DOLLARS
EARNINGS:
     Net income                                                      $   408   $   420
     Add:  Total federal income taxes                                    185       181
           Fixed charges (see detail below)                              819       825
           Preferred dividends of subsidiaries                             7         7
                                                                     -------   -------
             Total earnings                                          $ 1,419   $ 1,433
                                                                     =======   =======

FIXED CHARGES:
     Interest expense                                                $   717   $   728
     Rentals representative of the interest factor                        41        38
     Distributions on preferred trust securities of subsidiaries *        61        59
                                                                     -------   -------
           Fixed charges deducted from earnings                          819       825
     Preferred dividends of subsidiaries (pretax) **                      10        10
                                                                     -------   -------
             Total fixed charges                                         829       835

     Preference dividends of registrant (pretax) **                       16         0

                                                                     -------   -------
           Fixed charges and preference dividends                    $   845   $   835
                                                                     =======   =======

     RATIO OF EARNINGS TO FIXED CHARGES                                 1.71      1.72
                                                                     =======   =======

     RATIO OF EARNINGS TO COMBINED FIXED
      CHARGES AND PREFERENCE DIVIDENDS                                  1.68      1.72
                                                                     =======   =======


* Distributions of preferred trust securities are deductible for tax purposes ** Preferred/preference dividend multiplied by the ratio of pre-tax income to net income